April 29, 2020

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549, United States of Americas

Dear Sirs/Madams,

We have read Enel Chile S.A.’s disclosure pursuant to Item 16F regarding “Change in Registrant’s Certifying Accountants” of Enel Chile S.A.’s Annual Report on Form 20-F for the year ended December 31, 2019. We agree with the statements made in relation to EY Audit SpA. We have no basis on which to agree or disagree with other statements of Enel Chile S.A. contained therein.

Yours truly,

/s/ EY Audit SpA.

EY Audit SpA.

Santiago, Chile

April 29, 2020